Exhibit 1.2

Unofficial Translation

MINISTRY OF LAW AND HUMAN RIGHTS REPUBLIK INDONESIA DIRECTIRATE GENERAL PUBIC LEGAL ADMIN ISTARTION Jl. HR. Rasuna Said Kav.6-7 Kuningan, South Jakarta Phone. (021) 5202387 – Hunting

Number	:	AHY-AH.01.10-18476	Jakarta, July 22, 2010
Attachment
Re	:	Acceptance Notice PERUSAHAAN PERSEROAN (PERSERO) PT Telekomunikasi Indonesia, Tbk further abbreviated PT TELKOM INDONESIA TBK (PERSERO)	To. Notary DR.A.Partomuan Pohan, SH.LLM Jl. Wolter Monginsidi No.7 Jakarta

In accordance with the Data Model II Notarial Deed stored in the Legal Entity Administration System database and the Supplementary Deed Number 37, dated June 24, 2010 made by Notary DR. A. Partomuan Pohan, SH., LL.M domiciled in Jakarta, along with its supporting documents that were received on July 21, 2010 on the amendment of Article 15, Article 16, Article 17, Article 19, amendment of the Articles of Association of PERUSAHAAN PERSEROAN (PERSERO) PT. Telekomunikasi Indonesia, Tbk further abbreviated PT TELKOM INDONESIA TBK (PERSERO), domiciled in Bandung- Kota Bandung, have been accepted and recorded in the Legal Entity Administration System Database Ministry of Law and Human Right of the Republic of Indonesia.

ON BEHALF OF THE MINISTER OF LAW AND HUMAN RIGHTS REPUBLIK INDONESIA. LEGAL ADMINISTRATOR
By: /s/ DR. AIDIR AMIN DAUD, SH., MH., DFM. DR. AIDIR AMIN DAUD, SH., MH., DFM. NIP : 19581120 198810 1 001

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